Exhibit 99.1

Company Contact:	Bruce Thomas Vice President, Investor Relations Quiksilver, Inc. +1 (714) 889-2200
- Quiksilver, Inc. Receives Binding Offer for Rossignol -
- Company to Focus on Core Apparel and Footwear Brands Quiksilver, Roxy and DC -
- Net Proceeds to be Used to Repay Indebtedness -
Huntington Beach, California, August 27, 2008 — Quiksilver, Inc. (NYSE:ZQK) today announced that it has received a binding offer for the acquisition of 100% of the Rossignol Group. The offer is made by Chartreuse & Mont Blanc, headed by Bruno Cercley, a former CEO of Rossignol. Chartreuse & Mont Blanc is majority owned by Macquarie Group (ASX:MQG) and supported by a non-voting minority interest by Jarden Corporation (NYSE:JAH).
The proposed transaction value is €100 million, comprised of €75 million in cash and a €25 million Seller’s Note. It is subject to a financing condition and customary working capital adjustment. Quiksilver plans to use the net proceeds from the contemplated sale to repay existing indebtedness.
The proposed transaction includes the sale of the Rossignol, Dynastar, Look, and Lange brands of winter sports equipment and apparel and is consistent with Quiksilver’s intention, announced in January 2008, to sell the Rossignol Group to reduce its exposure to the winter sports equipment manufacturing business.
Robert B. McKnight, Jr., Chairman of the Board, Chief Executive and President of Quiksilver, Inc., commented, “This offer is a compelling transaction for Quiksilver and represents the culmination of a thorough sale process. Once completed, we can fully concentrate our efforts on our core apparel and footwear brands Quiksilver, Roxy and DC.”
The transaction is expected to close in Fall 2008 following receipt of regulatory approval and completion of required employee consultation procedures.
Quiksilver, Inc. was advised by JPMorgan.
About Quiksilver:
Quiksilver, Inc. (NYSE:ZQK) is the world’s leading outdoor sports lifestyle company, which designs, produces and distributes a diversified mix of branded apparel, footwear, accessories and related products. The Company’s apparel and footwear brands represent a casual lifestyle for young-minded people that connect with its boardriding culture and heritage.
The reputation of Quiksilver’s brands is based on different outdoor sports. The Company’s Quiksilver, Roxy, DC and Hawk brands are synonymous with the heritage and culture of surfing, skateboarding and snowboarding, and its beach and water oriented swimwear brands include Raisins, Radio Fiji and Leilani.
The Company’s products are sold in over 90 countries in a wide range of distribution, including surf shops, skate shops, snow shops, its proprietary Boardriders Club shops and other company-owned retail stores, other specialty stores and select department stores. Quiksilver’s corporate and Americas’ headquarters are in Huntington Beach, California, while its European headquarters are in St. Jean de Luz, France, and its Asia/Pacific headquarters are in Torquay, Australia.

Quiksilver, Inc. Receives Binding Offer for Rossignol
August 27, 2008

About Chartreuse & Mont Blanc:
Chartreuse & Mont Blanc is named after the two mountain ranges which are home to Rossignol’s two key brands: Rossignol is nestled in the shadow of the Chartreuse mountain range and Dynastar in the shadow of Mont Blanc. Led by Bruno Cercley, C&MB is majority owned by the Macquarie Group and supported by a non-voting minority interest by Jarden Corporation.
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NOTE:	For further information about Quiksilver, Inc., you are invited to take a look at our world at www.quiksilver.com, www.roxy.com, www.dcshoecousa.com, www.quiksilveredition.com,www.hawkclothing.com.